UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SOUTHERN MISSOURI BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

September 25, 2023

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of Southern Missouri Bancorp, Inc., we cordially invite you to attend the 2023 Annual Meeting of Shareholders. The meeting will be held at 9:00 a.m. local time, on October 30, 2023, at our corporate headquarters, located at 2991 Oak Grove Road, Poplar Bluff, Missouri.

The matters expected to be acted upon at the meeting are described in the attached proxy statement. A proxy card enabling you to vote without attending the meeting is enclosed. In addition, we will report on our progress during the past year.

We encourage you to attend the meeting in person. Whether or not you plan to attend, however, please read the enclosed proxy statement and then vote by internet, telephone or mail as promptly as possible. This will save us the additional expense in soliciting proxies and will ensure that your shares are represented at the annual meeting. In accordance with the rules of the Securities and Exchange Commission, our proxy statement, proxy card and annual report to shareholders are available on the Internet at http://www.edocumentview.com/SMBC.

Your Board of Directors and management are committed to the continued success of Southern Missouri Bancorp, Inc., and the enhancement of your investment. As Chairman and Chief Executive Officer, I want to express my appreciation for your confidence and support.

Chairman and Chief Executive Officer
Sincerely, /s/ Greg A. Steffens Greg A. Steffens Chairman and Chief Executive Officer

SOUTHERN MISSOURI BANCORP, INC.

2991 Oak Grove Road

Poplar Bluff, Missouri 63901

(573) 778-1800

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on October 30, 2023

Notice is hereby given that the annual meeting of shareholders of Southern Missouri Bancorp, Inc. will be held at our corporate headquarters, located at 2991 Oak Grove Road, Poplar Bluff, Missouri, on October 30, 2023, at 9:00 a.m. local time.

A proxy card and a proxy statement for the annual meeting are enclosed.

The annual meeting is for the purpose of considering and voting on the following proposals:

Proposal 1.	Election of four directors of Southern Missouri Bancorp, each for a term of three years;
Proposal 2.	An advisory (non-binding) vote on executive compensation, commonly referred to as a “say on pay” vote; and
Proposal 3.	Ratification of the appointment of FORVIS, LLP as Southern Missouri Bancorp’s independent auditors for the fiscal year ending June 30, 2024.

Shareholders also will transact such other business as may properly come before the annual meeting, or any adjournment or postponement thereof. As of the date of this notice, we are not aware of any other business to come before the annual meeting.

The Board of Directors has fixed the close of business on September 8, 2023, as the record date for the annual meeting. This means that shareholders of record at the close of business on that date are entitled to receive notice of and to vote at the meeting and any adjournment or postponement thereof. Shareholders have a choice of voting by Internet or by telephone, by mailing a completed proxy card or by submitting a ballot in person at the Annual Meeting. Regardless of the number of shares you own, your vote is very important. Please act today to ensure that your shares are represented at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Charles R. Love
Charles R. Love
Secretary

Poplar Bluff, Missouri
September 25, 2023

ii

SOUTHERN MISSOURI BANCORP, INC.

2991 Oak Grove Road

Poplar Bluff, Missouri 63901

(573) 778-1800

IMPORTANT NOTICE: Internet Availability of Proxy Materials

for the Shareholders’ Meeting To Be Held on October 30, 2023.

These proxy materials are also available to you on the Internet.

You are encouraged to review all of the information contained in the proxy materials before voting.

The Company’s Proxy Statement, Annual Report to

Shareholders and other proxy materials are available at

http://www.edocumentview.com/SMBC

iii

SOUTHERN MISSOURI BANCORP, INC.

2991 Oak Grove Road

Poplar Bluff, Missouri 63901

(573) 778-1800

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To be held on October 30, 2023

Southern Missouri Bancorp, Inc.’s Board of Directors is using this proxy statement to solicit proxies from the holders of Southern Missouri Bancorp common stock for use at our annual meeting of shareholders (the “Annual Meeting”). We are first mailing this proxy statement and the enclosed proxy card to our shareholders on or about September 25, 2023. Certain of the information provided herein relates to Southern Bank, a wholly owned subsidiary of Southern Missouri Bancorp. Southern Bank may also be referred to from time to time as the “Bank.” References to “Southern Missouri Bancorp”, the “Company”, “we”, “us” and “our” refer to Southern Missouri Bancorp, Inc. and, as the context requires, Southern Bank.

By submitting your proxy, you authorize our Board of Directors to represent you and vote your shares at the Annual Meeting in accordance with your instructions. The Board also may vote your shares to adjourn the Annual Meeting from time to time and will be authorized to vote your shares at any adjournments or postponements of the Annual Meeting.

Southern Missouri Bancorp’s Annual Report to Shareholders for the fiscal year ended June 30, 2023, which includes Southern Missouri Bancorp’s audited financial statements, is enclosed. Although the Annual Report is being mailed to shareholders with this proxy statement, it does not constitute a part of the proxy solicitation materials and is not incorporated into this proxy statement by reference. These materials are also available via the Internet at http://www.edocumentview.com/SMBC.

INFORMATION ABOUT THE ANNUAL MEETING

Time and Place of the Annual Meeting.

Our annual meeting will be held as follows:

Date:	October 30, 2023
Time:	9:00 a.m., local time
Place:	Southern Missouri Bancorp, Inc./Southern Bank
2991 Oak Grove Road
Poplar Bluff, Missouri

Matters to be Considered at the Annual Meeting.

At the Annual Meeting, shareholders of Southern Missouri Bancorp are being asked to consider and vote upon the following proposals:

Proposal I.	Election of four directors of Southern Missouri Bancorp, each for a term of three years;
Proposal II.	An advisory (non-binding) vote on executive compensation as disclosed in this proxy statement (the “Say on Pay Vote”);
Proposal III.	Ratification of the appointment of FORVIS, LLP as Southern Missouri Bancorp’s independent auditors for the fiscal year ending June 30, 2024 (the “Independent Auditor Proposal”).

The shareholders also will transact any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting. As of the date of this proxy statement, we are not aware of any other business to be presented for consideration at the Annual Meeting other than the matters described in this proxy statement.

Voting

We have fixed September 8, 2023 as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, and any and all adjournments or postponements thereof. Only shareholders of record as of the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. The total number of shares of Southern Missouri Bancorp common stock outstanding on the Record Date was 11,336,462. These are the only securities of the Company entitled to vote at the Annual Meeting.

You are entitled to cast one vote for each share of Southern Missouri Bancorp common stock held on the Record Date; provided, however, that under Section 3.2 of our articles of incorporation, any person who beneficially owns in excess of 10% of the outstanding shares of Southern Missouri common stock may not vote the excess shares without the prior approval of a majority of the Whole Board (defined as the total number of directors we would have if there were no vacancies on the Board of Directors). In order for any proposals considered at the Annual Meeting to be approved by shareholders, a quorum must be present. The holders of a majority of the outstanding shares of Southern Missouri common stock entitled to vote, present or represented by proxy at the Annual Meeting, will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. Directors will be elected by a majority of the shares entitled to vote thereon and represented in person or by proxy at the Annual Meeting. This means that the number of votes cast “For” election of a nominee must exceed the number of votes cast “Against” that nominee and as “Abstain” with respect to that nominee in order for the nominee to be elected. Abstentions will have the same effect as a vote “Against” a nominee and broker non-votes will have no effect on the vote with respect to a nominee. The approvals of the Say on Pay Vote and the Independent Auditor Proposal each require the affirmative vote of a majority of the shares entitled to vote thereon and represented in person or by proxy at the Annual Meeting.

With regard to the Say on Pay Vote and the Independent Auditor Proposal, stockholders may vote for or against these proposals or abstain from voting on these proposals. In determining the percentage of shares that have been affirmatively voted on the Say on Pay Vote and the Independent Auditor Proposal, the affirmative votes will be measured against the aggregate votes ”For,” “Against” and “Abstain” with respect to each proposal. Thus, abstentions will have the same effect as votes against the Say on Pay Vote and the Independent Auditor Proposal and broker non-votes will have no effect on these proposals. The outcome of the Say on Pay Vote is not binding on the Board of Directors.

All shares of Southern Missouri common stock represented at the Annual Meeting by proxies solicited hereunder will be voted in accordance with the specifications made by the shareholders executing the proxies. If a properly executed and unrevoked proxy solicited hereunder does not specify how the shares represented thereby are to be voted, the shares will be voted FOR the election as directors of the persons named in this proxy statement, FOR the Say on Pay Vote and FOR the Independent Auditor Proposal, and in accordance with the discretion of the persons appointed proxy for the shares upon any other matters as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Proxy Solicitation Costs

We will pay the cost of soliciting proxies. In addition to this mailing, our directors, officers, and employees may also solicit proxies personally, electronically or by telephone. We will also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.

BENEFICIAL OWNERSHIP OF SOUTHERN MISSOURI BANCORP COMMON STOCK

Stock Ownership of Significant Shareholders, Directors, and Executive Officers

The following table sets forth, as of the September 8, 2023, voting record date, information regarding share ownership of:

●	those persons or entities (or groups of affiliated person or entities) known by management to beneficially own more than five percent of Southern Missouri Bancorp common stock other than directors and executive officers;
●	each director and director nominee of Southern Missouri Bancorp;
●	each executive officer of Southern Missouri Bancorp named in the Summary Compensation Table appearing under “Executive Compensation” below; and
●	all current directors and executive officers of Southern Missouri Bancorp as a group.

The address of each of the beneficial owners, except where otherwise indicated, is the same address as Southern Missouri Bancorp. An asterisk (*) in the table indicates that an individual beneficially owns less than one percent of the outstanding common stock of Southern Missouri Bancorp. As of September 8, 2023, there were 11,336,462 shares of Company common stock issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options that are exercisable as of or within 60 days after September 8, 2023, are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person’s percentage ownership. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

	Number of Shares	Percent of
	Beneficially	Common Stock
Beneficial Owners	Owned(1)	Outstanding %(7)
FJ Capital Management LLC et al. (2)
7901 Jones Branch Dr # 210
McLean, VA 22102	595,835	5.25
Directors and Executive Officers
Greg A. Steffens, Chairman & CEO(3) (4) (5)	298,741	2.63
L. Douglas Bagby, Director and Vice Chairman	27,500	*
Sammy A. Schalk, Director	93,855	*
Rebecca M. Brooks, Director	30,500	*
Daniel L. Jones, Director (3)	282,484	2.49
Charles R. Love, Director and Secretary	26,200	*
Dennis C. Robison, Director	17,388	*
David J. Tooley, Director	50,500	*
Todd E. Hensley, Director(3)	548,040	4.82
David L. McClain, Director	521	*
William Young, Director	304,776	2.68
Matthew T. Funke, President & Chief Administrative Officer(4) (6)	65,041	*
Justin G. Cox, Regional President(3) (5)	25,638	*
Mark E. Hecker, EVP & Chief Credit Officer(3) (5)	23,247	*
Rick A. Windes, EVP & Chief Lending Officer(3) (5)	8,676	*
Directors and executive officers as a group (20 persons)(6)	1,984,535	17.41
(1)	Except as otherwise noted in these footnotes, the nature of beneficial ownership for shares reported in this table is sole voting and investment power.
(2)	As reported by FJ Capital Management LLC, Financial Opportunity Fund LLC, Financial Opportunity Long/Short Fund LLC, Martin Friedman, Bridge Equities III, LLC, Bridge Equities VIII, LLC, Bridge Equities IX, LLC, Bridge Equities X, LLC, Bridge Equities XI, LLC, SunBridge Manager, LLC, SunBridge Holdings, LLC, and Realty Investment Company, LLC in a Schedule 13G filed with the SEC on February 23, 2023. FJ Capital Management LLC reported shared voting power over 595,835 shares and shared dispositive power over 360,266 shares, Financial Opportunity Fund LLC reported shared voting and dispositive powers over 327,969 shares, Financial Opportunity Long/Short Fund LLC reported shared voting and dispositive powers over 11,940 shares, Mr. Friedman reported shared voting power over 595,835 shares and shared dispositive power over 360,266 shares, Bridge Equities III, LLC reported shared voting and dispositive powers over 74,436 shares, Bridge Equities VIII, LLC reported shared voting and dispositive powers over 20,613 shares, Bridge Equities IX, LLC reported shared voting and dispositive powers over 42,711 shares, Bridge Equities X, LLC reported shared voting and dispositive powers over 51,509 shares, Bridge Equities XI, LLC reported shared voting and dispositive powers over 46,300 shares, SunBridge Manager reported shared voting and dispositive powers over 235,569 shares, SunBridge Holdings, LLC reported shared voting and dispositive powers over 235,569 shares and Realty Investment Company, Inc. reported shared voting and dispositive powers over 235,569 shares.
(3)	Included in the shares beneficially owned are options to purchase shares of Southern Missouri Bancorp common stock exercisable as of or within 60 days after September 8, 2023, as follows: Mr. Hensley – 10,000 shares; Mr. Steffens – 10,900 shares, Mr. Funke – 6,300 shares; Mr. Jones – 1,500 shares; Mr. Cox – 6,300 shares; Mr. Hecker – 6,300 shares; Mr. Windes – 4,300 shares.
(4)	Includes 24,027 shares held as custodian for Mr. Steffens’ daughter.
(5)	Includes 46,531 shares held by Mr. Steffens’ account, 15,291 shares held by Mr. Funke’s account, 11,638 shares held by Mr. Cox’s account, 1,432 shares held by Mr. Hecker’s account, and 1,426 shares held by Mr. Windes’ account under the Southern Bank 401(k) Retirement Plan.
(6)	Includes shares held directly, as well as shares held jointly with family members, shares held in retirement accounts, held in a fiduciary capacity, held by certain of the group members’ families, or held by trusts of which the group member is a trustee or substantial beneficiary, with respect to which shares the group member may be deemed to have sole or shared voting and/or investment powers. This amount also includes options that are exercisable as of or within 60 days after September 8, 2023, to purchase 59,200 shares of Southern Missouri Bancorp common stock granted to directors and executive officers.
(7)	Shares subject to options that are currently exercisable or that will become exercisable within 60 days of September 8, 2023 are deemed outstanding for purposes of calculating the percentage ownership of the person holding those options but are not treated as outstanding for purposes of calculating the percentage ownership of any other person.

PROPOSAL I -- ELECTION OF DIRECTORS

Our Board of Directors currently consists of eleven members. Approximately one-third of the directors are elected annually to serve for a three-year period or until their respective successors are elected and qualified. The term of office of one class of directors expires each year in rotation so that the class up for election at each annual meeting serves for a three-year term. The terms of four of the present directors are expiring at the Annual Meeting.

Each director elected at the Annual Meeting will hold office for a three-year term expiring in 2026. All of our nominees currently serve as directors of the Company and the Bank. Each nominee has consented to being named in this proxy statement and has agreed to serve if elected. If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority. At this time, we are not aware of any reason why a nominee might be unable to serve if elected.

Except as disclosed in this proxy statement, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected. The principal occupation and business experience for the last five years and certain other information with respect to each nominee is set forth below. The information concerning the nominees has been furnished to us by them.

The Board believes that the many years of service that our directors have at the Company, the Bank or at other financial institutions is one of their most important qualifications for service on our Board. This service has given them extensive knowledge of the banking business and the Company. Furthermore, their service on Board committees here or at other institutions, especially in areas of audit, compliance and compensation is critical to their ability to oversee the management of the Bank by our executive officers. Service on the Board by our Chief Executive Officer is critical to aiding the outside directors’ understanding of the complicated issues that are common in the banking business. Each outside director brings special skills, experience, and expertise to the Board as a result of their other business activities and associations.

Nominees to Serve a Three-Year Term Expiring at the 2026 Annual Meeting

Rebecca M. Brooks, Age 67. Ms. Brooks is the financial operations manager for McLane Transport, Inc. She has held that position since 1997. In that capacity, her duties include financial statement preparation and analysis, budgeting, oversight of the firm’s payroll, payables, and receivables functions, and tax management. She was previously employed in healthcare administration and served as president of a small hospital employee credit union. That institution merged with Maxwell-Gunter Federal Credit Union, where she served on the board of directors for five years. Ms. Brooks provides expertise to the Board of Directors in the evaluation of transportation and other service industry borrowers. Having been a credit union executive and director, Ms. Brooks’ background provides an understanding of consumer credit and regulatory oversight of financial institutions. Ms. Brooks has been a director of Southern Missouri Bancorp and Southern Bank since 2004.

Dennis C. Robison, Age 69. Mr. Robison is a farmer in Butler and Ripley counties in Missouri. He primarily raises soybeans, rice, and wheat. He served on the board of Riceland Foods from 1994 to 2006. As managing partner of two farming operations, his responsibilities have included budgeting, financing, tax planning, and resource and personnel management. His experience as a farmer provides an ability to understand the operations of the Company’s agricultural borrowers, and his experience managing successful farming operations provides insight into general management issues of the Company. Mr. Robison has been a director of Southern Missouri Bancorp and Southern Bank since 2008.

David J. Tooley, Age 74. Mr. Tooley assisted in the staffing and opening of what began as a loan production office and is now a full-service branch for Southern Bank in Springfield, Missouri, from September 2010 through October 2011. He previously was President, CEO and a director of Metropolitan National Bank (MNB) in Springfield, Missouri, serving from February 2001 until his retirement in March 2010. Prior to MNB, he worked at First Savings Bank (FSB) of Mt. Vernon, Missouri. He started at FSB in January 1975 and was employed there until December 31, 1997. He co-managed FSB, and also served on its board of directors. FSB was converted to a publicly traded company in 1993 and subsequently was purchased by Union Planters Bank of Memphis, Tennessee, in 1997. (Union Planters Bank was later merged into Regions Bank.) He also served on the community bank board of Union

Planters after the merger until his employment at MNB. He has over 35 years of management experience at banking institutions. Mr. Tooley has been a director of Southern Missouri Bancorp and Southern Bank since 2011.

David L. McClain, Age 38. Mr. McClain has been the owner and operator of a State Farm Insurance Agency located in Jonesboro, Arkansas since 2021. Prior to that time Mr. McClain was Executive Director of Development for Arkansas State University – Jonesboro (“ASU”), a position he held from 2015 to 2021. From 2011-2015 Mr. McClain was Director of Development for ASU. Mr. McClain is also an Alderman for the Jonesboro City Council serving since 2016. Mr. McClain earned a Bachelor of Science in Management and a Master’s in Public Administration, from ASU. Mr. McClain brings valuable experience in both community relations and business development to the Board. Mr. McClain became a director of Southern Missouri Bancorp and Southern Bank in 2022.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

Information with Respect to the Continuing Directors

In addition to the nominees proposed for re-election on the Board of Directors of the Company, the following individuals are also members of the Company’s Board, each serving for a term ending on the date of the annual meeting of stockholders in the year indicated. The principal occupation and business experience for the last five years and certain other information with respect to each continuing director of the Company is set forth below. The information concerning the continuing directors has been furnished to us by them.

Directors Serving a Term Expiring at the 2024 Annual Meeting.

Greg A. Steffens, Age 56. Mr. Steffens has served as President of Southern Missouri Bancorp since October 2000 and as Chief Executive Officer since 2003. In July 2022, Mr. Steffens became Chairman of the Board of the Company. Prior to being elected President, Mr. Steffens served as Chief Financial Officer of Southern Missouri Bancorp, and President and Chief Executive Officer of Southern Bank. Previously, Mr. Steffens was the Chief Financial Officer of Sho-Me Financial Corp. for four years, and before that Mr. Steffens was employed as a bank examiner with the Office of Thrift Supervision. As Chairman and Chief Executive Officer, Mr. Steffens brings a special knowledge of the financial, economic, and regulatory challenges the Company faces and is well-suited to educate the Board on these matters. Mr. Steffens has been a director of Southern Missouri Bancorp and Southern Bank since 2000.

L. Douglas Bagby, Age 73. Mr. Bagby served as the City Manager of Poplar Bluff, Missouri from September 2003 until his retirement in June 2014. Previously, he was employed for 14 years as the General Manager of Poplar Bluff Municipal Utilities and had served two earlier years as the Poplar Bluff City Manager. Mr. Bagby also served for six years on the Poplar Bluff R-1 school board. He was Chairman of the Board of the Company through June 30, 2022, and since July 1, 2022 has served as Vice-Chairman of the Board. His background provides expertise in providing deposit services and credit to public units, both directly and through the securities markets. Mr. Bagby has been a director of Southern Missouri Bancorp and Southern Bank since 1997.

Todd E. Hensley, Age 56. Mr. Hensley was formerly Chairman, President, and CEO of Peoples Service Company and its subsidiary, Peoples Banking Company, prior to their acquisition by the Company in August 2014. He also served as Chairman of the Board of Directors of Peoples Banking Company’s subsidiary bank, Peoples Bank of the Ozarks. Prior to that, he served as Compliance Officer and General Counsel and also had broad responsibilities for the operations of Peoples Banking Company and its subsidiaries. Now semi-retired, he formerly was an attorney licensed to practice in Missouri and Illinois. He has been involved in the banking industry for over 30 years. Mr. Hensley has been a director of Southern Missouri Bancorp and Southern Bank since 2014.

William Young, Age 56. Mr. Young served as President of Citizens Bank & Trust Company until it was acquired by the Company in 2023. Mr. Young was the fifth generation affiliated with Citizens Bank & Trust Company as a majority shareholder. Mr. Young began his career in banking in 1990 as a loan officer and then concentrated on trust and investment activities beginning in 1993. He served as President or Chairman of Citizens Bank & Trust Company since 1998. Mr. Young also served on the First Community Bank and Great American Bank

Board of Directors. A graduate of the University of Arizona with a Finance Degree, Mr. Young enhanced his banking skills with advanced training in lending at the Missouri School of Commercial Lending and the Graduate School of Banking at the University of Wisconsin. Mr. Young is active in the local community and serves on several local boards. His background provides expertise in providing trust, deposit and credit services directly to the Bank’s customers. Mr. Young has been a director since 2023.

Directors Serving a Term Expiring at the 2025 Annual Meeting.

Sammy A. Schalk, Age 74. Mr. Schalk is the President and principal owner of Gamblin Lumber Company. Mr. Schalk serves on the advisory committee for the Industrial Technology Department of a local junior college and is a member of the City of Poplar Bluff’s municipal utilities advisory board. Mr. Schalk’s experience in the building trades industry provides expertise into the evaluation of commercial and residential real estate lending issues. He was Chairman of the Board of Southern Bank through June 30, 2022 and since July 1, 2022, has served as Vice-Chairman of the Board of Southern Bank. His experience managing a successful business provides insight into general management issues of the Company. Mr. Schalk has been a director of Southern Missouri Bancorp and Southern Bank since 2000.

Charles R. Love, Age 72. Mr. Love is a certified public accountant and retired as a partner with the accounting firm of Kraft, Miles & Tatum, LLC. Mr. Love had been an accountant with Kraft, Miles & Tatum, LLC for 34 years, and has over 49 years of experience in public accounting, including conducting audits and preparing financial statements and tax returns. He brings important technical and financial expertise to the Board, including the ability to understand and explain financial statements and tax returns of borrowers. His varied practice experience provides a knowledge base regarding the area’s economic performance. Mr. Love has been a director of Southern Missouri Bancorp and Southern Bank since 2004.

Daniel L. Jones, Age 58. Mr. Jones is a certified public accountant and founder of Fortune Bank. He served as its Chairman and Chief Executive Officer until it was acquired by the Company in February 2022. He started his career at KPMG in the community bank practice of the audit group. After leaving KPMG, he acquired a public accounting firm in Arnold, Missouri, and served as legal director for Eagle Bank & Trust Co. and Midwest Bank Centre. He practiced as a Certified Public Accountant for 20 years. After decades in the financial field, he felt there was a need for a truly community-minded bank in northern Jefferson County, Missouri, and in 2004, he started the process of founding Fortune Bank. In addition to being an active citizen in the community, he also owns DLJ Properties, Inc., a business that develops, constructs, owns and manages commercial real estate. He earned a bachelor’s degree in Business Administration from Southeast Missouri State University. Mr. Jones became a director of Southern Missouri Bancorp and Southern Bank in 2022.

Board of Directors’ Meetings and Committees and Corporate Governance Matters

Board Meetings

Meetings of the Company’s Board of Directors are generally held on a monthly basis. The Company’s Board of Directors held twelve regular meetings and nine special meetings during the fiscal year ended June 30, 2023. During fiscal 2023, no director of the Company attended fewer than 75 percent of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board on which committees he or she served during the period in which he or she served.

Board Member Attendance at Annual Meetings

The Company’s policy is for all directors to attend its annual meeting of shareholders, and all directors attended last year’s annual meeting with the exception of William Young, as Mr. Young was appointed to the Board of Directors in January 2023.

Director Independence

The Board has determined that Directors Bagby, Schalk, Brooks, Love, Robison, Tooley, Hensley, and McClain, constituting a majority of the Board members, are “independent directors,” as that term is defined in Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market (“NASDAQ”). Among other things, when making this determination, the Board considers each director’s current or previous employment relationships and material transactions or relationships with the Company or the Bank, members of their immediate family and entities in which the director has a significant interest. The purpose of this review is to determine whether any relationships or transactions exist or have occurred that are inconsistent with a determination that the director is independent. Among other matters, in reaching its determination on independence, the Board considered the fact that certain of the directors or their affiliates have borrowed money from the Bank. See “Relationships and Transactions with Executive Officers, Directors and Related Persons.”

Shareholder Communications with Board

Shareholders may communicate directly with the Board of Directors by sending written communications to L. Douglas Bagby, Vice-Chairman, 2991 Oak Grove Road, Poplar Bluff, Missouri 63901.

Board Diversity

BOARD DIVERSITY STATEMENT AND MATRIX

The Company is committed to having a diverse board. In furtherance of this commitment, when considering candidates to fill an open seat on the board, the Nominating Committee will require that the list of candidates include individuals with diversity of experience, race, ethnicity and gender, and special knowledge background or experience relevant to the operations of the Company, including but not limited to: accounting, finance, banking operations, lending, information technology and the operations of a public company, although when directors are added in connection with an acquisition, not all of these factors may be addressed. Any third-party consultant asked to furnish an initial list will be required to include such candidates. The Listing Rules of the NASDAQ Stock Market generally require each NASDAQ listed company to provide statistical information about the Company’s Board of Directors, in a uniform format, related to each director’s self-identified gender, race, and self-identification as LGBTQ+. The following matrix provides the requisite information with respect to our Board of Directors.

Board Diversity Matrix (As of September 8, 2023)
Total Number of Directors	11
	Female	Male	Non-Binary	Did Not Disclose
Part I: Gender Identity
Directors	1	10	0	0
Part II: Demographic Background
African American or Black	0	1	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	9	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0	0	0	0
Did Not Disclose Demographic Background	0	0	0	0

Board Members Knowledge, Skills and Experience

The following table summarizes certain of the key areas of expertise and skills that our directors possess. This matrix is not a complete list of each director’s experience and contributions to the Board. Additional details can be found under each director’s biographical information provided above.

	L. Douglas	Rebecca	Todd	Dan	Charles	Dennis	Sammy A.	Greg	David	David	William
	Bagby	Brooks	Hensley	Jones	Love	Robison	Schalk	Steffens	Tooley	McClain	Young
Part III: Areas of Expertise
Accounting		X	X	X	X		X	X	X
Finance	X	X	X	X		X	X	X	X		X
Banking	X	X	X	X				X	X		X
Management	X	X	X	X		X	X	X	X	X	X
Compliance	X	X	X					X	X	X
Information Technology		X						X
Lending				X				X	X
Legal			X					X	X
Agriculture					X	X		X
Real Estate	X	X		X	X	X	X	X	X
Construction	X			X	X	X	X	X	X
Transportation	X	X			X			X	X
Health care	X	X			X			X	X
Manufacturing	X							X	X
Automotive					X			X	X
Hospitality Industry		X			X			X	X
Public Entities	X							X	X

Ethics Code

The Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all directors, officers, and employees. You may obtain a copy of the Code free of charge by writing to the Corporate Secretary of the Company, 2991 Oak Grove Road, Poplar Bluff, Missouri 63901 or by calling (573) 778-1800. In addition, the Code of Business Conduct and Ethics is available on our investor relations website at http://investors.bankwithsouthern.com under “Corporate Overview/Corporate Governance.”

Board Leadership Structure and Role in Risk Oversight

In July 2022, we combined the positions of Chief Executive Officer and Chairman into one position. Considering the growth of our organization over recent years, the Board of Directors determined that this structure is appropriate because of the primarily singular operating environment of the Company and Southern Bank, with our predominant focus on being a provider of retail financial services. Having the Chief Executive Officer and Chairman involved in the daily operations of this focused line of business improves the communication between management and the Board and ensures that the Board’s interests are represented in our daily operations, particularly with regard to risk management. Because the Chief Executive Officer and Chairman positions are now combined, the Board of Directors decided to designate a non-management director (currently Mr. Bagby, the former Chairman of the Board) to serve as Vice-Chairman and lead director. The lead director is responsible for presiding over executive sessions of the non-management directors held outside the presence of the Chairman, and for serving as a liaison between the non-management directors and the Chairman.

Risk is inherent with the operation of every financial institution, and how well an institution manages risk can ultimately determine its success. We face a number of risks, including but not limited to credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of the risks we face, while the Board has ultimate responsibility for the oversight of risk management. The Board believes that risk management, including setting appropriate risk limits and monitoring mechanisms, is an integral component and cannot be separated from strategic planning, annual operating planning, and daily management of our business. Consistent with this approach as well as based on the belief that certain risks require an oversight focus that a Board committee can better provide, the Board has delegated the oversight of certain risk areas to certain committees of the Board. The responsibilities of the Compensation Committee include the consideration of risks in connection with incentive and other compensation programs. See “Board of Directors’ Meetings and Committees and Corporate Governance Matters — Compensation Committee”. These committees regularly provide reports of their activities and recommendations to the full Board. In addition, members of senior management regularly attend meetings of the Board to report to the Board on the primary areas of risk that we face.

Cybersecurity risk is a key consideration in the operation risk management capabilities at Southern Bank. We maintain a formal information security program, which is subject to oversight by, and reporting to, the Information Technology Committee and the Board of Directors. Given the nature of our operations and business, including the Bank’s reliance on relationships with various third-party providers in the delivery of financial services, cybersecurity risk may manifest itself through various business activities and channels, and it is thus considered an enterprise-wide risk that is subject to control and monitoring at various levels of management throughout the Bank. The Information Technology Committee and the Board of Directors oversee and review reports on significant matters related to corporate security, including cybersecurity.

Stock Pledging and Hedging Policies

The Company’s “Insider Trading Policy” among other things, discourages the Company’s directors and executive officers from holding Company stock in a margin account or pledging company stock as collateral for a loan. An exception to this policy may be where a person wishes to pledge Company securities as collateral for a loan (including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. In addition, the policy prohibits the directors and officers of the Company from using any financial instruments (including without limitation prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities owned by the director, executive officer, or employee. Any director or officer wishing to enter into such an arrangement must first preclear the proposed transaction with the Company’s Chief Executive Officer and must provide justification for the proposed transaction. As of this date, the Chief Executive Officer has not permitted any director, officer, or employee of the Company to engage in hedging.

Board Committees and Charters

The Board of Directors of the Company has standing Audit, Compensation, and Nominating Committees. The charters for the Audit Committee, Compensation Committee and Nominating Committee are available on our investor relations website at http://investors.bankwithsouthern.com at “Corporate Overview/Corporate Governance.” You also may obtain a copy of these committee charters free of charge by writing to the Corporate Secretary of the Company, 2991 Oak Grove Road, Poplar Bluff, Missouri 63901 or by calling (573) 778-1800.

Audit Committee

The Audit Committee is comprised of Directors Love (Chairman), Bagby, Schalk, Brooks, Robison, Tooley, Hensley and McClain, all of whom are “independent directors” under the NASDAQ listing standards. The Board of Directors has determined that Director Love is an “audit committee financial expert” as defined in Item 407(e) of SEC Regulation S-K and that all of the Audit Committee members meet the independence and financial literacy requirements under the NASDAQ listing standards. In fiscal 2023, the Audit Committee met four times.

The Audit Committee is appointed by the Company’s Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility relating to: the integrity of the Company’s consolidated financial statements and the accounting and financial reporting processes; the systems of internal accounting and financial controls; compliance with legal and regulatory requirements and the Company’s policies; the annual independent audits of the Company’s consolidated financial statements and internal control over financial reporting; the independent auditors’ qualifications and independence; the performance of the Company’s internal audit department and independent auditors; and any other areas of potential financial risk to the Company specified by its Board of Directors. The Audit Committee is also responsible for hiring, terminating and/or reappointing the Company’s independent auditors, and for reviewing the annual audit prepared by our independent registered public accounting firm. In addition, the functions of the Audit Committee include:

●	approving non-audit and audit services to be performed by the independent registered public accounting firm;
●	reviewing and approving all related party transactions for potential conflict of interest situations; and
●	reviewing and assessing the adequacy of the Audit Committee Charter on an annual basis.

Compensation Committee

The Compensation Committee is comprised of three independent directors, currently Directors Robison (Chairman), Bagby and Tooley. The Compensation Committee is responsible for:

●	determining compensation to be paid to the Company’s officers and employees, which are based on the recommendation of Mr. Steffens, except that compensation paid to Mr. Steffens is determined based on the recommendation of a majority of the independent directors, and Mr. Steffens is not present during voting or deliberations concerning his compensation; and
●	overseeing the administration of the employee benefit plans covering employees generally.

The Compensation Committee does not delegate its authority to any one of its members or any other person. This Committee also administers the Company’s 2017 Omnibus Incentive Plan, and administered the Stock Option and Incentive Plans, Equity Incentive Plan, and the Management Recognition and Development Plan and reviews overall compensation policies for the Company. The Compensation Committee met six times during the fiscal year ended June 30, 2023.

Nominating Committee

The Nominating Committee is composed of Directors Schalk (Chairman), Love, and Jones. The committee is primarily responsible for selecting nominees for election to the Board. The Nominating Committee generally meets once per year to make nominations. The Nominating Committee will consider nominees recommended by shareholders in accordance with the procedures in the Company’s bylaws, but the Nominating Committee has not actively solicited such nominations. The Nominating Committee’s responsibilities include the following:

●	recommend to the Board the appropriate size of the Board and assist in identifying, interviewing and recruiting candidates for the Board;
●	recommend candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in the Company’s articles of incorporation and bylaws relating to the nomination or appointment of directors, giving consideration to the candidate’s particular experience, qualifications, attributes or skills in view of the following criteria, as applicable: honesty / integrity /reputation; demonstrates commitment to the long-term success of the Company and its subsidiaries; has commitment and time to serve as a director; sound and seasoned business judgment; bank accounting expertise, experience as a CPA/CFO, and/or meets the SEC “Audit Committee Financial Expert” definition; expertise in strategic thinking and planning; understanding of finance; board or executive leadership experience; financial management expertise; understanding and knowledge of banking industry and trends; Enterprise Risk Management expertise; expertise in technology, including ecommerce and business continuity planning; CEO/COO experience; expertise in quality management initiatives; experience with mergers / acquisitions; experience with matters relating to human resources; crisis management expertise; and any other factors that the Nominating Committee may deem appropriate. The Nominating Committee is to consider these criteria, and any other criteria established by the Board, in the context of an assessment of the operation and needs of the Board as a whole and the Board’s goal of maintaining diversity of backgrounds and experience among its members;
●	review nominations submitted by shareholders, which have been addressed to the Corporate Secretary, and which comply with the requirements of the Company’s articles of incorporation and bylaws;
●	consider and evaluate nominations from shareholders using the same criteria as all other nominations;
●	annually recommend to the Board committee assignments and committee chairs on all committees of the Board, and recommend committee members to fill vacancies on committees as necessary; and
●	perform any other duties or responsibilities expressly delegated to the Committee by the Board.

Nominations, other than those made by the Nominating Committee, must be made pursuant to timely notice in writing to the Corporate Secretary as set forth in the Company’s bylaws. In general, to be timely, a shareholder’s notice must be received by the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; however, if less than 100 days’ notice or public announcement of the date of the scheduled annual meeting is given by the Company, the shareholder has until the close of business on the tenth day following the day on which notice or public announcement (whichever occurs first) of the date of the scheduled annual meeting was first made by the Company. The shareholder’s notice must include certain other information set forth in the Company’s bylaws. This description is a summary of our nominating process. Any shareholder wishing to propose a director candidate to the Company should review and must comply in full with the procedures set forth in the Company’s articles of incorporation and bylaws and in Missouri law. During the fiscal year ended June 30, 2023, the Nominating Committee met on two occasions for the selection of director nominees, with respect to committee assignments, and for the appointment of officers.

COMPENSATION OF DIRECTORS

The Company uses a combination of cash and stock-based compensation to attract and retain qualified persons to serve as non-employee directors of the Company and the Bank. In setting director compensation, the Board of Directors considers the significant amount of time and level of skill required for service on the Boards of the Company and the Bank, particularly due to the duties imposed on directors of public companies and financial institutions. The types and levels of director compensation are annually reviewed and set by the Compensation Committee and ratified by the full Board of Directors.

Each current director of the Company also is a director of the Bank. Directors were compensated at a rate of $1,250 per month for their service on the Company’s Board of Directors. Each director received a monthly fee of $1,250 for serving on the Bank’s Board of Directors. The directors fees have not changed since August, 2021.

Directors Love, Tooley, and Schalk served as members of the regional loan approval committees throughout fiscal 2023. Directors so serving receive a monthly fee of $1,000.

Director Compensation Table for 2023

The table below provides compensation information for each member of our Board of Directors during the year ended June 30, 2023 (except for Mr. Steffens, whose compensation is reported as a named executive officer).

				Change in
				Pension Value
				and Non-
				Qualified
	Fees Earned or		Stock	Compensation	All Other
Name	Paid in Cash	Option Awards	Awards(1)	Earnings	Compensation	Total
L. Douglas Bagby	$30,000	$—	$23,470	$2,503	$—	$55,973
Sammy A. Schalk	42,000	—	23,470	2,760	—	68,230
Rebecca M. Brooks	30,000	—	23,470	1,961	—	55,431
Daniel L. Jones(2)	30,000	115,800	23,470	—	—	169,270
Charles R. Love	42,000	—	23,470	2,760	—	68,230
Dennis C. Robison	30,000	—	23,470	5,258	—	58,728
David J. Tooley	42,000	—	23,470	5,561	—	71,031
Todd E. Hensley(3)	30,000	—	23,470	2,320	—	55,790
William Young(4)	15,000	127,050	23,470	—	—	165,520
David McClain(5)	22,500	127,050	23,470	—	—	173,020
(1)	All directors, with the exception of Mr. Steffens, were awarded 500 shares of restricted stock on February 21 2023, granted under the 2017 Omnibus Incentive Plan. These shares vest in equal annual installments of 20% beginning February 9, 2024 through February 9, 2028.
(2)	Mr. Jones received compensation as a director of the Company and the Bank of $30,000 and as Market Chairman for Southern Bank of $120,000. In addition, he received a total of $88,759.32 as an affiliate of one entity that has a site lease with Southern Bank and that provides maintenance services for properties acquired in connection with the Fortune Financial Corporation merger on July 19, 2022, Mr. Jones was also awarded 7,500 stock options of which 1,500 are currently exercisable. See also. “Relationships and Transactions with Executive Officers, Directors and Related Persons.”
(3)	Mr. Hensley has 10, 000 exercisable options.
(4)	On February 21, 2023, Mr. Young was granted 7,500 options which vest over a five-year period beginning on February 9, 2024.
(5)	On February 21, 2023, Mr. McClain was granted 7,500 options which vest over a five-year period beginning on February 9, 2024.

Directors’ Retirement Agreements

Southern Bank has entered into individual retirement agreements with each of its directors, with the exception of Mr. Steffens, Mr. Jones, Mr. McClain and Mr. Young. These agreements were entered into in recognition of the directors’ service to the Bank and to ensure their continued service on the Board. Each agreement provides that, following a director’s termination of service on the Board on or after age 60, other than termination for cause, the director will receive five annual payments equal to the product of the cash fees paid to the director during the calendar year preceding his retirement and the director’s vested percentage. The vested percentage is determined as follows: 50% after five years of service, 75% after 10 years of service, and 100% after 15 years of service. The benefits payable under the director’s retirement agreements are unfunded and unsecured obligations of Southern Bank payable solely out of the general assets of Southern Bank.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

In this section, we provide an overview and analysis of our compensation programs, the material compensation policy decisions we have made under these programs, and the material factors that we considered in making those decisions. Following this section, you will find a series of tables containing specific information about compensation paid or payable to the following individuals, whom we refer to as our “named executive officers.”

●	Greg A. Steffens, Chief Executive Officer and Chairman (principal executive officer)
●	Matthew T. Funke, President and Chief Administrative Officer (principal financial officer)
●	Justin G. Cox, Executive Vice-President and Regional President (west region)
●	Mark E. Hecker, Executive Vice-President and Chief Credit Officer
●	Rick A. Windes, Executive Vice-President and Chief Lending Officer

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Executive Summary of Key Compensation Decisions

Our key compensation-related decisions during and subsequent to fiscal 2023 included the following:

●	increases in base salaries for our named executive officers during fiscal 2023 of between 0.3 percent and 19.1 percent, based on changing executive responsibilities and the need to stay market competitive and retain personnel who are integral to our continued plans for growth, while also taking into consideration the use of incentive stock options and performance-based restricted stock awards as important components of total compensation;
●	the payment of bonuses based on achievement of key business plan goals during fiscal 2023; and
●	awards of incentive stock options and performance-based restricted stock to our executive officers during fiscal 2023.

Compensation Philosophy and Objectives

The Compensation Committee of the Board of Directors administers our compensation and benefit programs. The Compensation Committee is responsible for setting and administering the policies that govern executive compensation. Our current compensation philosophy is designed to:

●	attract the right people and differentiate compensation based on performance;
●	retain top performers and reward them for helping us build and sustain our culture and values and achieve our business strategy and goals;
●	compensate our people in ways that inspire and motivate them, both individually and as a team, to execute our vision and drive for enduring customer satisfaction;
●	provide total compensation, learning, and development opportunities that are competitive with that of other companies of similar size and complexity;
●	properly align risk-taking and compensation; and
●	reward outstanding financial results and shareholder returns over the long-term.

While the primary components of our compensation program have been base salary, bonuses, stock options, and restricted stock grants, the Compensation Committee also takes into account the full compensation package provided to the individual, including retirement plan benefits, health benefits and other benefits.

The Compensation Committee has established a broad-based compensation program to address compensation for directors, executive officers and other key management employees. The overall goal of this compensation program is to help the Company and the Bank attract, motivate and retain talented and dedicated executives, orient its executives toward the achievement of business goals and link the compensation of its executives to the Company’s success. The Compensation Committee seeks to establish compensation levels that attract highly effective executives who work well as a team. Our overriding principles in setting types and amounts of compensation are:

●	Merit/Performance Based – Individual compensation is linked to the successful achievement of performance objectives.
●	Market Competition – Total compensation attracts, retains, and motivates our top performers at a competitive level in our market.
●	Shareholder Value – Compensation components that align the interests of key management, especially the named executive officers, with those of our shareholders in furtherance of our goal to increase shareholder value.

The Company implements this philosophy by using a combination of cash and stock-based compensation, benefits, and perquisites to attract and retain qualified persons to serve as executive officers of the Company and the Bank. Our compensation program seeks to reach an appropriate balance between base salary (to provide competitive fixed compensation), incentive opportunities in performance-based cash bonuses (to provide rewards for meeting performance goals) and equity compensation (to align our executives’ interests with our shareholders’ interests). Each executive officer of the Company also is an executive officer of the Bank. Executive officers are not compensated separately for their service to the Company, with the exception of Mr. Steffens’ receipt of fees for service on the board of directors of the Company and Bank, and Mr. Funke’s receipt of fees for service on the board of directors of the Bank. The Compensation Committee considers the significant amount of time and level of skill required to perform the required duties of each executive’s position, taking into account the complexity of our business as a public company and regulated financial institution, and informally reviews peer compensation data.

Base Salaries

We provide the opportunity for our named executive officers and other officers to earn a competitive base salary. We do so in order to attract and retain appropriate talent for the position. Our base salary reflects a combination of factors, including competitive pay levels, the executive’s experience and tenure, and the executive’s individual performance and responsibilities. We review salary levels annually to recognize these factors. We do not target base salary at any particular percentage of total compensation.

During fiscal 2023, Mr. Steffens received an increase in base salary from $438,500 to $439,800; Mr. Funke received an increase in base salary from $264,500 to $315,100; Mr. Cox received an increase in base salary from $271,500 to $285,100; Mr. Hecker received an increase in base salary from $267,500 to $280,100; and Mr. Windes received an increase in base salary from $268,500 to $284,900. Increases during fiscal 2023 reflected changing executive responsibilities, increased use of incentive stock options and performance-based restricted stock, the need to retain key management personnel, including top performers, and recognition of the growing complexity of our Company and increasing responsibilities of our executive officers.

Bonuses

The Company does not have a written cash bonus plan in place for executive officers. For fiscal 2021, 2022 and 2023, all named executive officers received discretionary cash bonuses. In determining the amount of cash bonuses to award, the Compensation Committee and Board of Directors primarily consider the Company’s results in comparison to business plan targets for such measures as tangible return on tangible common equity, earnings per share growth, net interest margin, noninterest income, and noninterest expense, as well as accomplishment of strategic objectives such as growth, entry to new markets, capitalization, and other factors. Generally, our Compensation Committee has viewed as a guideline a potential bonus payment of up to 25% of base salary and determined individual executive officer bonus amounts based both on accomplishment of these strategic objectives, as well as individual performance in achieving identified individualized goals. The Compensation Committee also holds 50% of each fiscal year’s bonus for payout at the conclusion of the following fiscal year, as both a retention incentive and to discourage excessive risk-taking on the part of our executive management team.

Impact of Tax and Accounting

As a general matter, the Compensation Committee takes into account the various tax and accounting implications of the compensation vehicles employed by the Company.

Stock Awards

Stock option and performance-based stock awards have been an integral part of our executive compensation program. They are intended to encourage ownership and retention of Company stock by key employees as well as non-employee members of the board of directors.

2017 Omnibus Incentive Plan. In fiscal 2017, the Company’s shareholders approved the 2017 Omnibus Incentive Plan. The purpose of the 2017 Omnibus Incentive Plan is to promote the long-term success, and enhance the long-term value, of the Company by linking the personal interests of employees and directors with those of Company shareholders. The 2017 Omnibus Incentive Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees and directors upon whose judgment, interest, and special effort the successful conduct of its operation largely is dependent, in a manner that does not expose the Company to imprudent risks and that is consistent with the long-term health of the Company.

As a result of the adoption of the 2017 Omnibus Incentive Plan, no further awards are being made under the existing plans described below, and shares of common stock reserved to make new awards under those plans have been released, provided that shares of Company common stock reserved to fund issued and outstanding awards under the existing Plans will continue to be reserved to provide for those awards. Currently there are 70,525 shares available for award under the 2017 Omnibus Incentive Plan, against which limit full value share awards (meaning awards other than stock options and stock appreciation rights) are counted on a 2.5-for-1 basis. Option grants and performance-based restricted stock awards made during fiscal 2023 to the named executive officers are contained in the Grants of Plan-Based Awards Table. As required by the plan, stock options have an exercise price that is equal to no less than the market value of the Company’s common stock on the date of grant, which is the date on which the Board of Directors ratifies the Compensation Committee’s approval of the grant. To provide an incentive for a sustained increase in the value of our common stock, stock options granted to employees typically do not begin vesting until the first anniversary of the grant date, with 20% of the option vesting on each anniversary date thereafter through the fifth anniversary date.

2003 Stock Option and Incentive Plan. The purpose of the 2003 Stock Option and Incentive Plan was to promote the long-term success of the Company and increase shareholder value by attracting and retaining key employees and directors and encouraging directors and key employees to focus on long-range objectives. The Company reserved 200,000 shares (split-adjusted) for option awards under this plan, plus additional shares repurchased with the proceeds of options exercised or surrendered to pay an option exercise price. Option awards were discretionary and were based on an assessment of the participant’s position, years of service, and contribution to the success and growth of the Company. The plan provided for the award of incentive stock options to qualifying employees under the federal tax laws. Stock awards under the plan generally have vested in equal installments over five years from the date of grant and must be exercised within 10 years. The exercise price of options awarded has always been the fair market value of a share of the Company’s common stock on the date of grant. Following the adoption of the 2017 Omnibus Incentive Plan, no shares are available for future awards under the 2003 Stock Option Plan.

Other Benefits

The Company provides benefits, including a 401(k) retirement plan and health care benefits, to all employees to attract and retain highly effective executives and other employees with an opportunity to maintain a quality standard of living over time and to have access to health care and save for retirement. These benefits are administered consistently to all levels of the organization. All employees share in the cost of health benefits based on the coverage they select. Available health care benefits are commensurate with those available in our market area.

The Company provides perquisites designed to enhance the success of the Company. Executive officer education is provided at industry conferences, seminars, and schools. Dues to country clubs, social clubs and service organizations are paid to encourage community involvement and build business relationships.

Employment Agreement

On November 8, 2019, Mr. Steffens entered into an amended and restated employment agreement with the Bank (the “Employment Agreement”). The Employment Agreement amended and restated Mr. Steffens’ prior employment agreement with the Bank in order to ensure compliance with 409A of the Internal Revenue Code, lengthen the term of the agreement and make certain other changes. The Employment Agreement provided for an initial term that ended on December 31, 2022, and provides for an extension of one year, in addition to the then-remaining term, on each January 1, beginning January 1, 2021, as long as (1) the Bank has not notified Mr. Steffens in writing at least 90 days in advance that the term will not be extended further and (2) prior to each such anniversary, the Board of Directors of the Bank explicitly reviews and approves the extension.

The Employment Agreement provides for an annual base salary at least equal to Mr. Steffens’ salary in effect as of November 8, 2019 ($378,000), provided that any salary actually paid to Mr. Steffens by any subsidiary or affiliate of the Bank shall reduce the amount to be paid to Mr. Steffens by the Bank. The Employment Agreement also provides for participation in benefit plans and the receipt of fringe benefits in which the Bank’s executives participate and participation in any discretionary bonuses awarded to executive officers of the Bank. In addition, Mr. Steffens is entitled to reimbursement for all reasonable expenses incurred in his capacity as Chairman of the Bank.

Under the Employment Agreement, if Mr. Steffens’s employment is “involuntarily terminated” (as defined in the Employment Agreement) and Mr. Steffens has offered to continue to provide the services contemplated by and on the terms provided in the Employment Agreement and such offer has been declined, then during the remaining term of the agreement, Mr. Steffens will be entitled to receive (1) monthly payments equal to 1/12th of his annual salary and 1/12th of his average annual amount of cash bonus and cash incentive compensation for the two full calendar years preceding the date of termination; (2) continuation of specified health insurance benefits for Mr. Steffens and his dependents until their death or the expiration of the remaining term of the agreement (whichever occurs first); (3) continuation of specified other insurance benefits until Mr. Steffens’ death or the expiration of the remaining term of the agreement (whichever occurs first); and (4) if the involuntary termination occurs within the 12 months preceding, at the time of, or within 24 months after a change in control of the Company or the Bank, an amount in cash equal to 299% of Mr. Steffens’ “base amount” (as defined in Section 280G of the Internal Revenue Code).

If the payments and benefits Mr. Steffens has the right to receive from the Bank and the Company would constitute a “parachute payment” under Section 280G of the Internal Revenue Code, then the payments and benefits will be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Bank under the Employment Agreement being non-deductible to the Bank pursuant to Section 280G of the Internal Revenue Code.

In the event of Mr. Steffens’ death, his estate or designated beneficiary would be entitled to receive his salary through the last day of the calendar month in which Mr. Steffens died. If Mr. Steffens should become disabled or otherwise unable to serve as President and Chief Executive Officer of the Bank, he shall be entitled to receive group and other disability income provided by the Bank for its executive officers.

Change-in-Control Agreements

The Bank maintains change-in-control severance agreements with Messrs. Funke, Cox, Hecker and Windes.

Each agreement provides that on each December 31st, the term of the agreement is extended for a period of one additional year unless either the Bank or the executive has given notice to the other party in writing at least 60 days prior to such annual renewal date that the term of the agreement will not be extended; however, if a change in control occurs during the term of the agreement, then the remaining term of the agreement shall be automatically extended until the one-year anniversary of the completion of the Change in Control.

Under each agreement, if the executive’s employment is terminated in connection with or within one year following a change in control of the Company or the Bank by (1) the Bank other than for cause, disability, retirement or as a result of the executive’s death or by (2) the executive for “Good Reason,” as defined in the agreement, the executive will be entitled to receive in a lump sum within five business days following the date of termination, a cash severance amount equal to two times the executive’s “base amount,” as defined in Section 280G of the Internal Revenue Code, in the case of Messrs. Funke and Cox. Under their agreements, Messrs. Hecker and Windes will be entitled to receive in a lump sum within five business days following the date of termination, a cash severance amount equal to two times, in the case of Mr. Hecker, or one and one half times in the case of Mr. Windes, their cash compensation, which is defined to include base salary and other cash compensation. In addition, each executive will receive (1) for a specified period following the date of termination (two years in the case of Messrs. Funke, Cox and Hecker and 18 months in the case of Mr. Windes) or (2) until the date of the executive’s full-time employment with another employer at no cost to the executive, the continued participation by the executive (including the executive’s dependents who are covered by the Bank at the time of termination) in all group insurance, life insurance, health, dental, vision and accident insurance and disability insurance plans offered by the Bank in which the executive and his covered dependents were participating immediately prior to the date of termination.

In the event that the continued participation of the executive and his covered dependents in any group insurance plan is barred or would trigger the payment of an excise tax under Section 4980D of the Internal Revenue Code then the Bank will either (1) arrange to provide the executive and his covered dependents with alternative benefits substantially similar to those which the executive then currently receives, provided the alternative benefits do not trigger the payment of an excise tax, or (2) pay to the executive within 10 business days following the date of termination, a lump sum cash amount equal to the projected cost of the benefits to the Bank until the two-year anniversary of the date of termination in the case of Messrs. Funke, Cox and Hecker, and until the eighteen-month anniversary of the date of termination in the case of Mr. Windes.

If the payments and benefits any of the executives have the right to receive from the Bank and the Company would constitute a “parachute payment” under Section 280G of the Internal Revenue Code, then the payments and benefits will be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Bank under the agreement being non-deductible to the Bank pursuant to Section 280G of the Internal Revenue Code.

The agreements also provide that during the term of the agreement and for a specified period following the date of termination (two years in the case of Messrs. Funke, Cox and Hecker, and eighteen months in the case of Mr. Windes), the executive will not (1) solicit or induce or cause others to solicit or induce, any employee of the Bank or any of its affiliates or subsidiaries to leave the employment of those entities or (2) solicit any customer of the Bank to transact business with any competitor of the Bank.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” for fiscal 2023. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing is furnished by the Compensation Committee and the Board of Directors.

Dennis C. Robison (Chairperson)

L. Douglas Bagby

David J. Tooley

2023 Summary Compensation Table

The following table sets forth information concerning the compensation earned in fiscal years 2023, 2022, and 2021 by the named executive officers of the Company.

							Change in Pension
							Value and Non
				Non-equity			Deferred
Name and	Fiscal			Incentive Plan	Options	Stock	Compensation	All Other
Principal Position	Year	Salary	Bonus(1)	Compensation	Awarded(2)	Awards(3)	Earnings	Compensation(4)	Total
Greg A. Steffens	2023	$440,357	$80,250	$—	$42,350	$35,205	$—	$62,979	$661,141
Chairman &	2022	440,299	63,500	—	40,950	43,056	—	64,093	651,898
Chief Executive Officer	2021	400,724	52,100	—	45,950	41,892	—	55,268	595,934
Matthew T. Funke	2023	$310,022	$61,550	$—	$50,820	$116,825*	$—	$42,027	$581,244
President &	2022	264,058	43,000	—	24,570	21,528	—	26,382	379,538
Chief Administrative Officer	2021	236,911	33,000	—	27,570	20,946	—	24,905	343,332
Justin G. Cox	2023	$278,606	$55,500	$—	$42,350	$81,795*	$—	$36,131	$494,382
Executive Vice-President &	2022	263,769	52,000	—	24,570	21,528	—	38,051	399,918
Regional President	2021	231,946	38,750	—	27,570	20,946	—	36,403	355,615
Mark E. Hecker	2023	$273,303	$52,850	$—	$42,350	$35,205	$—	$27,692	$431,400
Executive Vice-President &	2022	270,728	40,500	—	24,570	21,528	—	26,620	383,946
Chief Credit Officer	2021	249,547	32,275	—	27,570	20,946	—	24,758	355,096
Rick A. Windes	2023	$276,309	$57,900	$—	$42,350	$35,205	$—	$36,659	$448,423
Executive Vice-President &	2022	269,308	40,500	—	24,570	21,528	—	35,199	391,105
Chief Lending Officer	2021	245,177	32,000	—	27,570	20,946	—	33,325	359,018
(1)	The bonuses for fiscal 2023, 2022, and 2021, respectively, were based on fiscal 2023, 2022, and 2021, performance, respectively, and paid in fiscal 2024, 2023 and 2022, respectively.
(2)	Values for fiscal years 2023, 2022, and 2021 were based on the grant date fair value of options awarded during those years. The awards made in fiscal 2021 will vest in five equal installments beginning on February 10, 2022, the awards made in fiscal 2022 will vest in five equal installments beginning on February 3, 2023 and the awards made in fiscal 2023 will vest in five equal installments beginning on February 9, 2024. For information regarding the assumptions used in the determination of fair value, see Note 11 of the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023.
(3)	Value for fiscal year 2023 was based on the $46.94 fair value (closing stock price) of a share of the Company’s common stock on the February 21, 2023 grant date, with up to 20% of the shares vesting on February 21, 2024, and on each of the next four anniversaries of that date based on the extent to which the Company’s annualized return on average assets over the twelve calendar quarters ending immediately prior to the applicable vesting date exceeds a threshold level; and in the case of Messrs. Funke and Cox, based on the $46.59 fair value (closing stock price) on the July 19, 2022 grant date, which awards will vest in equal annual installments over a three-year period beginning on July 19, 2023 Value for fiscal year 2022 was based on $53.82 fair value (closing stock price) of a share of the Company’s common stock on February 3, 2022 grant date; the awards will vest over a five year period beginning on February 3, 2023, with up to 20% of the shares vesting on that date and on each of the next four anniversaries of that date based on the extent to which the Company’s annualized return on average assets over the twelve calendar quarters ending immediately prior to the applicable vesting date exceeds a threshold level. Value for fiscal year 2021 was based on the $34.91 fair value (closing stock price) of a share of the Company’s common stock on the February 18, 2021 grant date; the awards will vest over a five year period beginning on February 18, 2022, with up to 20% of the shares vesting on that date and on each of the next four anniversaries of that date based on the extent to which the Company’s annualized return on average assets over the twelve calendar quarters ending immediately prior to the applicable vesting date exceeds a threshold level.
(4)	Includes fiscal 2023 matching and profit-sharing contributions made by the Company to the executive’s 401(k) Plan account of $24,520, $28,227, $27,749, $27,969, and $26,564 for Messrs. Steffens, Funke, Cox, Hecker and Windes, respectively, and fiscal 2023 payments made on the executive’s behalf under the group health insurance plan of $8,459, $0, $8,382, $0, and $10,095, for Messrs. Steffens, Funke, Cox, Hecker and Windes, respectively. Amount also includes $30,000 for Mr. Steffens’ board fees and $13,750 for Mr. Funke’s board fees. The 401(k) plan profit-sharing contribution for fiscal 2023, 2022, and 2021, respectively, were based on fiscal 2023, 2022, and 2021, compensation, respectively, and made during fiscal 2024, 2023 and 2022, respectively. The amount does not include personal benefits or perquisites, because none exceeded $10,000 worth of such benefits, in the aggregate.

Grant of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to named executive officers during fiscal 2023.

								(#)
								All Other	(#)
								Stock	All Other		(#)
								Awards:	Option Awards:	(#)	Grant Date
		Estimated Possible Payouts Under			Estimated Future Payouts Under			Number of	Number of	Exercise	Fair Value
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards(1)			Shares of	Securities	Price of	of Stock
	Grant	($)	($)	($)	(#)	(#)	(#)	Stock	Underlying	Option	and Option
	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options(2)	Awards	Awards(3)
Greg A.	2/21/2023	—	—	—	—	—	—	—	2,500	$46.94	$42,350
Steffens	2/21/2023	—	—	—	375	563	750	—	—	—	35,205

	2/21/2023	—	—	—	—	—	—	—	3,000	46.94	50,820
Matthew T.	2/21/2023	—	—	—	500	750	1,000	—	—	—	46,940
Funke	7/19/2022	—	—	—	—	—	—	1,500	—	—	69,885

	2/21/2023	—	—	—	—	—	—	—	2,500	46.94	42,350
Justin G.	2/21/2023	—	—	—	375	563	750	—	—	—	35,205
Cox	7/19/2022	—	—	—	—	—	—	1,500	—	—	46,590

Mark E.	2/21/2023	—	—	—	—	—	—	—	2,500	46.94	42,350
Hecker	2/21/2023	—	—	—	375	563	750	—	—	—	35,205

Rick A.	2/21/2023	—	—	—	—	—	—	—	2,500	46.94	42,350
Windes	2/21/2023	—	—	—	375	563	750	—	—	—	35,205
(1)	The performance shares awarded under the equity incentive plan vest over a five-year period beginning February 9, 2024, the shares vesting on that date and on each of the next four anniversaries of that date, based on the extent to which the Company’s annualized return on average assets over the 12 calendar quarters ending immediately prior to the applicable vesting date exceeds a threshold level.
(2)	The options vest over a five-year period beginning February 9, 2024, with 20% of the shares vesting on that date and on each of the next four anniversaries of that date.
(3)	Represents the grant date fair value of the award based on the closing stock price on the grant date and presuming that the maximum number of shares awarded under grant agreement are vested.

Outstanding Equity Awards at June 30, 2023

The following table sets forth for the named executive officers information concerning stock options, restricted stock and other equity incentive plan awards held at June 30, 2023.

	Securities Underlying Options(1)					Stock Awards(2)
							Market	Equity Incentive	Equity Incentive Plan
							Value	Plan Awards:	Awards: Market
			Equity			# of Shares	of Shares or	Number of	Value or Payout
		Number	Incentive			or Units	Units That	Unearned Shares	Value of Unearned
	Number	Not	Plan	Exercise		That Have	Have Not	That Have Not	Shares That Have
	Exercisable	Exercisable	Awards	Price	Expiration	Not Vested	Vested(1)	Vested	Not Vested
Greg A.	3,500	—	—	$37.31	1/16/2028	—	—	2,830	$108,814
Steffens	2,800	700	—	34.35	1/04/2029
	2,100	1,400	—	37.40	2/18/2030
	2,000	3,000	—	34.91	2/10/2031
	500	2,000	—	53.82	2/03/2032
	—	2,500	—	46.94	2/21/2033

	2,000	—	—	37.31	1/16/2028	—	—	3,540	136,113
Matthew T.	1,600	400	—	34.35	1/04/2029
Funke	1,200	800	—	37.40	2/18/2030
	1,200	1,800	—	34.91	2/10/2031
	300	1,200	—	53.82	2/03/2032
	—	3,000	—	46.94	2/21/2033

Justin G.	2,000	—	—	37.31	1/19/2028			2,790	107,276
Cox	1,600	400	—	34.35	1/04/2029
	1,200	800	—	37.40	2/18/2030	—	—
	1,200	1,800	—	34.91	2/10/2031
	300	1,200	—	53.82	2/03/2032
	—	2,500	—	46.94	2/21/2033

Mark E.	2,000	—	—	37.31	1/19/2028			1,790	68,826
Hecker	1,600	400	—	34.35	1/04/2029
	1,200	800	—	37.40	2/18/2030	—	—
	1,200	1,800	—	34.91	2/10/2031
	300	1,200	—	53.82	2/03/2032
	—	2,500	—

Rick A.	1,600	400	—	34.35	1/04/2029			1,790	68,826
Windes	1,200	800	—	37.40	2/18/2030	—	—
	1,200	1,800	—	34.91	2/10/2031
	300	1,200	—	53.82	2/03/2032
	—	2,500	—	46.94	2/21/2033
(1)	Options expire on the ten-year anniversary of the grant date and vest annually in equal increments over a five-year period commencing on the first anniversary of the grant date.
(2)	Value for fiscal year 2023 is based on the $38.45 closing price of a share of the Company’s common stock on the last trading day of fiscal 2023.

Option Exercises and Stock Vested in Fiscal 2023

The following table sets forth information regarding stock options exercised and shares of restricted stock that vested during the fiscal year ended June 30, 2023 with respect to each named executive officer.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise	on Exercise(1)	Vesting	on Vesting(2)
Greg A. Steffens	—	$—	1,000	$48,040
Matthew T. Funke	—	—	540	25,942
Justin G. Cox	—	—	540	25,942
Mark E. Hecker	—	—	540	25,942
Rick A. Windes	—	—	440	21,138
(1)	Represents dollar value realized upon exercise of stock options, based on the difference between the market value of the shares acquired at the time of exercise and the exercise price.
(2)	Represents the dollar value realized upon vesting of restricted stock award, based on the market value of the shares on the vesting date.

Potential Payments Upon Termination of Employment or Change in Control

The following table summarizes the approximate value of the termination payments and benefits that Messrs. Steffens and Funke, Ms. Daves and Messrs. Cox, Hecker, and Windes would have received if their employment had been terminated on June 30, 2023 under the circumstances shown. The table excludes (i) amounts accrued through June 30, 2023 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, and (ii) account balances under Southern Bank’s 401(k) Retirement Plan.

		Termination		Change-in-		Termination in
		Without Cause		Control		Connection With or		Termination as		Termination as a
	Name of Compensation	or Constructive		With No		Following a Change		a Result of		Result of
Name	Component or Plan	Termination		Termination		in Control		Death		Disability
Greg A.	Employment Agreement(1)	$1,102,018	(2)	$—		$2,542,500	(3)	$37,791	(4)	$—	(4)
Steffens	Performance share awards	—		108,814	(5)	108,814	(5)	108,814	(5)	108,814	(5)
	Incentive stock option awards	—		14,960	(6)	14,960	(6)	14,960	(6)	14,960	(6)

Matthew T.	Performance share awards	—		136,113	(5)	136,113	(5)	136,113	(5)	136,113	(5)
Funke	Incentive stock option awards	—		8,852	(6)	8,852	(6)	8,852	(6)	8,852	(6)
	Change-of-control agreement	—		—		576,662	(7)	—		—

Justin G.	Performance share awards	—		107,276	(5)	107,276	(5)	107,276	(5)	107,276	(5)
Cox	Incentive stock option awards	—		8,852	(6)	8,852	(6)	8,852	(6)	8,852	(6)
	Change-of-control agreement	—		—		566,712	(7)	—		—

Mark E.	Performance share awards	—		68,826	(5)	68,826	(5)	68,826	(5)	68,826	(5)
Hecker	Incentive stock option awards	—		8,852	(6)	8,852	(6)	8,852	(6)	8,852	(6)
	Change-of-control agreement	—		—		700,180	(8)	—		—

Rick A.	Performance share awards	—		68,826	(5)	68,826	(5)	68,826	(5)	68,826	(5)
Windes	Incentive stock option awards	—		8,852	(6)	8,852	(6)	8,852	(6)	8,852	(6)
	Change-of-control agreement	—		—		549,289	(8)	—		—
(1)	Assumes that Mr. Steffens’ Employment Agreement has a remaining term of two years and six months on June 30, 2023, the termination date, and that the payout is based on the average amount of such compensation earned by Mr. Steffens from the Bank for the two full calendar years preceding the Date of Termination.
(2)	Represents the total salary, bonus, and insurance benefits payment, payable monthly for the then remaining term of the Employment Agreement, assuming Mr. Steffens’ employment was involuntarily terminated on June 30, 2023. The monthly payment amount would be a total of $36,374, representing salary and bonus of $36,029, plus $705 for health benefits.
(3)	Represents 299% of Mr. Steffens’ Section 280G base amount as of the termination date, in a lump sum, a portion of which may be applied towards health-related benefits over three years, as well as the amount Mr. Steffens would be entitled to receive in the event of termination without cause as described under “Termination Without Cause or Constructive Termination” for the remaining term of the Employment Agreement. Such total amount may be subject to reduction under Section 280G of the Internal Revenue Code.
(4)	Assumes death or disability occurred on the first of the month. In the event of disability, Mr. Steffens would be entitled to participate in any disability insurance benefit available to all executives of the Bank.
(5)	Amount represents the value of the executive’s unvested shares of performance-based restricted stock, based on the $38.45 closing price of a share of the Company’s stock as of the last trading day of fiscal 2023, which shares would no longer be restricted.
(6)	Options awarded but unvested as of June 30, 2023, which would vest in the event of a change in control or in the event of the executive’s death or disability, are valued at the $38.45 closing price of a share of the Company’s stock as of the last trading day of fiscal 2023.
(7)	Represents the executive’s 280G base amount as of the termination date, plus the estimated expense necessary to allow for the executive’s continued participation in health insurance and other group health benefit plans, multiplied by 200% in the case of Messrs. Funke and Cox.
(8)	Represents the executive’s cash compensation comprised of base salary and cash bonus as of the termination date, plus the estimated expense necessary to allow for the executive’s continued participation in health insurance and other group health benefit plans, multiplied by 200%, in the case of Mr. Hecker and 150% in the case of Mr. Windes.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1 million paid to our named executive officers. The Compensation Committee reviews and considers the potential consequences of Section 162(m) to the Company. Effective for 2018 and future years, H.R. 1, originally known as the “Tax Cut and Jobs Act,” amended Section 162(m) to provide that qualified performance-based compensation will be subject to the $1.0 million deduction limit, subject to grandfathering of amounts payable under certain agreements in effect on November 2, 2017. The Company reserves the right to use our judgment to authorize compensation to any employee that does not comply with the Section 162(m) exemptions for compensation we believe is appropriate.

Section 280G of the Internal Revenue Code provides that severance payments triggered by a change in control, which equal or exceed three times the individual’s base amount are deemed to be “excess parachute payments.” Individuals receiving parachute payments in excess of three times their base amount are subject to a 20% excise tax on the amount of the excess payments. If excess parachute payments are made, the Company and the Bank would not be entitled to deduct the amount of the excess payments. Mr. Steffens’s employment agreement and the change in control severance agreements with our other named executive officers provide that severance and other payments that are subject to a change in control will be reduced as much as necessary to ensure that no amounts payable to the executive will be considered excess parachute payments.

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the SEC’s implementing rules, the following information about the relationship of the compensation of our CEO, Mr. Steffens, to the compensation of our median employee (the “Pay Ratio’) is set forth below. The Pay Ratio is a reasonable estimate determined in a manner consistent with the SEC’s rules.

For 2023, our last completed fiscal year:

(i)	The annual total compensation of our median employee was $36,230.
(ii)	The annual total compensation of our CEO, as reported in the 2023 Summary Compensation Table on page 20, was $661,141.
(iii)	The ratio of the annual total compensation of our CEO to the annual total compensation for our median employee was 18.2 to 1.

We determine our median employee, exclusive of the Chief Executive Officer, based on annual total cash compensation, consisting of base salary (annualized in the case of full and part-time employees) plus bonuses paid during fiscal 2023. Our median employee would also generally participate in benefit plans, most notably our group health insurance plan and 401(k) retirement plan, which benefits are not included in the annual total cash compensation figure reported above. Given the different methodologies that various public companies use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

Pay Versus Performance

●As required by the Dodd-Frank Act and the SEC’s implementing rules, we are providing the following information about the relationship between executive compensation actually paid and certain measures of financial performance. For further information concerning the Company’s compensation philosophy and how the Company seeks to align executive compensation with its performance, see the “Compensation Discussion and Analysis” section above.
●The following table sets forth information concerning the compensation of our named executive officers (“NEOs”) for each of the fiscal years ended June 30, 2023, 2022 and 2021 and our financial performance for each fiscal year:

					Value of Initial Fixed $100
					Investment Based on:
			Average
			Summary	Average				Diluted
	Summary		Compensation	Compensation		Peer Group		Earnings
	Compensation	Compensation	Table Total	Actually Paid	Total	Total	Net Income	Per
	Table Total for	Actually Paid	for Non-PEO	to Non-PEO	Shareholder	Shareholder	(in thousands)	Common
	PEO(1)	to PEO(2)	NEOs(3)	NEOs(4)	Return(5)	Return(6)	(7)	Share(8)
2023	$661,141	$572,862	$488,862	$424,478	167.21	116.10	$39,237	3.85
2022	651,898	648,187	388,627	386,517	193.14	143.56	47,169	5.21
2021	595,934	830,649	353,265	474,380	188.77	162.61	47,180	5.22
(1)	Represents the total compensation of our principal executive officer (“PEO”), Greg A. Steffens, as reported in the Summary Compensation Table (“SCT”) for each year indicated. Refer to the “Summary Compensation Table” above. Mr. Steffens served as our PEO during those years.
(2)	Represents the amount of “compensation actually paid” to Mr. Steffens, as computed in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual amount of compensation earned by or paid to Mr. Steffens during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Steffens’s total compensation for each year to determine the compensation actually paid:

	2023	2022	2021
Total compensation as reported in SCT	$661,141	$651,898	$595,934

Fair value of equity awards granted during covered fiscal year	(77,555)	(84,006)	(87,872)
Fair value of equity awards granted in covered fiscal year and that were unvested at end of such covered fiscal year - valued at year-end	56,588	68,008	138,552
Change in fair value from end of prior fiscal year to end of covered fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	(44,694)	8,761	133,187
Change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during covered fiscal year	(22,618)	3,526	50,818
Total compensation actually paid to PEO	$572,862	$648,187	$830,649
(3)	Represents the average of the total compensation of each of our non-PEO NEOs as reported in the SCT for each year indicated. The non-PEO NEOs included in this calculation for each year are Matt Funke, Justin Cox, Mark Hecker and Rick Windes.
(4)	Represents the average of the total compensation actually paid to our named non-PEO NEOs as reported in the SCT, as computed in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual amount of compensation earned by or paid to the non-PEO NEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the non-PEO NEOs as a group for each year to determine the compensation actually paid:

Reconciliation of Non-PEO NEOs SCT Total and Compensation Actually Paid

	2023	2022	2021
Total compensation as reported in SCT	$488,862	$388,627	$353,265

Fair value of equity awards granted during covered fiscal year	(111,725)	(46,098)	(48,516)
Fair value of equity awards granted in covered fiscal year and that were unvested at end of such covered fiscal year - valued at year-end	84,409	37,184	77,736
Change in fair value from end of prior fiscal year to end of covered fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	(24,802)	4,922	67,595
Change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during covered fiscal year	(12,266)	1,882	24,300
Total average compensation actually paid to non-PEO NEOs	$424,478	$386,517	$474,380
(5)	Represents the cumulative three-year total return to shareholders of our common stock and assumes that the value of the investment was $100 on June 30, 2020 and that the subsequent dividends were reinvested. The stock price performance included in this column is not necessarily indicative of future stock price performance.
(6)	Represents a cumulative three-year total return to shareholders of a peer group calculated using the same method described in footnote (5). For all years listed, the peer group used is the S&P U.S. BMI Banks Midwest Region Index.
(7)	Represents our reported net income reflected in the Company’s audited financial statements for each year indicated.
(8)	Represents our diluted earnings per common share, for each year indicated, which we believe represents the most important financial performance measure that was used to link compensation actually paid to our PEO and non-PEO NEOs for the most recent fiscal year to Company performance.

Financial Performance Measures Used to Link Executive Compensation to Company Performance

The following list presents the most important financial measures, as determined by the Compensation Committee, used by the Company to link compensation actually paid to our NEOs, for fiscal year 2023, to the Company’s performance:

●	Diluted earnings per common share
●	Tangible return on average tangible common equity
●	Return on average assets
●	Net interest margin
●	Non-performing asset ratio

Relationship Between Compensation Actually Paid to our NEOs and Company Performance

The following graphs show the relationship between the compensation actually paid to our PEO and the average of the compensation actually paid to our other NEOs to our total shareholder return, net income and diluted earnings per common share and the relationship between our cumulative total shareholder return and the cumulative total shareholder return of the peer group, each over the three most recently completed fiscal years as reported in the table above:

Relationships and Transactions with Executive Officers, Directors and Related Persons

The Company and the Bank may engage in a transaction or series of transactions with our directors, executive officers and certain persons related to them. Except for loans by the Bank, which are governed by a separate policy, these transactions that qualify as “related party” transactions under applicable regulations of the SEC are subject to the review and approval of the Audit Committee and ratification by the Board of Directors. All other transactions with executive officers, directors and related persons are approved by the Board of Directors.

The Bank has a written policy of granting loans to officers and directors, which fully complies with all applicable federal regulations. Loans to directors and executive officers are made in the ordinary course of business and on substantially the same terms and conditions, including interest rates and collateral, as those of comparable transactions with non-insiders prevailing at the time, in accordance with the Bank’s underwriting guidelines, and do not involve more than the normal risk of collectability or present other unfavorable features. These loans to directors and executive officers are not made at preferential rates; however, certain Bank closing fees may be waived. No director, executive officer or any of their affiliates has had outstanding indebtedness to the Bank at below market interest rates since June 30, 2017. Loans to all directors and executive officers and their associates totaled approximately $10.5 million at June 30, 2023, which was approximately 2.4% of the Company’s consolidated shareholders’ equity at that date. All loans to directors and executive officers were performing in accordance with their terms at June 30, 2023.

Daniel Jones – Christopher Ford, the son-in-law of Mr. Jones, was also an employee of Southern Bank serving as a Market President until October 21, 2022. Under the terms of his employment, Mr. Ford was paid $75,034, during fiscal 2023, including salary and benefits, until his departure from the Company.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE INITIATIVES

Environmental Matters:

Recent initiatives to reduce our environmental impact have included:

●	Improving energy efficiency at our own facilities through the installation of LED lighting.
●	Installation of higher efficiency HVAC systems.
●	Significant investments and financing made available to renewable energy projects totaling $23.0 million, committed over the three fiscal years ended June 30, 2023.
●	Monthly monitoring of utility usage at all our facilities.
●	Reducing the use of paper by using electronic communication and storage for various internal reporting and board reporting.
●	Transitioning vendors to paperless invoicing and encouraging customers to transition to online banking, receive digital delivery of documents and use electronic signatures.

Social Matters:

The Company’s initiatives in regards to social matters primarily include initiatives designed to meet and exceed the expectations of the Community Reinvestment Act (CRA). These initiatives include:

●	Prioritizing the availability of credit within all areas of our communities including individuals of different means and businesses of different sizes.
●	Providing banking services through delivery channels that are available throughout our geographic region and to individuals of different income levels.
●	Encouraging and supporting our team members in local volunteer efforts, including in leadership positions.
●	Charitable contributions to organizations that improve the well-being of disadvantaged individuals across our footprint, thereby meeting the spirit of the CRA.
●	Promoting affordable housing projects, including through partnerships with the Federal Home Loan Bank of Des Moines.
●	Financing affordable housing projects – at June 30, 2023, the Company’s loan portfolio included more than $85.0 million in outstanding and available credit on construction or other development loans to developers awarded low-income housing tax credits. Over the three fiscal years ended June 30, 2023, the Company committed financing totaling $111.1 million to LIHTC properties.

In addition, supporting individuals and business is also a top priority for us. We were a significant participant in the Small Business Administration’s Paycheck Protection Program (“PPP”), originating $197.2 million of PPP loans (just over 3,200 in total loans) throughout the COVID-19 pandemic.

Human Capital Management and Governance Matters:

Key aspects of our human capital management include the following:

●	Attracting, developing, and retaining the best available talent from a diverse pool of candidates for our team. To do so, we maintain competitive pay and benefits, regularly updating our compensation structure and periodically working with outside consultants to review our compensation and benefit programs.
●	The Company’s training committee identifies opportunities and paths for development of our staff, the Company seeks to, whenever possible, fill positions by promotion from within. Among our executive team, market presidents, regional retail officers, and administrative team, 60% of these leaders have been promoted to their position from within. Training opportunities include Team Member-directed pursuits, internally developed training programs, professional development conferences and seminars, as well as other programs or studies that are appropriate for Team Members based on their current position and career path.
●	We recognize the importance of our Team Members’ financial health, and offer benefits such as a 401(k) retirement savings plan and make both matching and profit-sharing contributions to that plan, which also includes the Company’s stock as an investment option. Our health benefit options include PPO and HSA-eligible coverage at affordable cost to participants.
●	We value and promote diversity and inclusion in every aspect of our business and at every level within the Company. We recruit, hire, and promote employees based on their individual ability and experience and in accordance with laws and regulations. Our policy is that we do not discriminate on the basis of race, color, religion, sex, gender, sexual orientation, ancestry, pregnancy, medical condition, age, marital status, national origin, citizenship status, disability, veteran status, gender identity, genetic information, or any other status protected by law. We believe that a sense of belonging is essential for providing a work environment where everyone can perform their very best. We are committed to fostering an environment that encourages diverse viewpoints, backgrounds and experiences.
●	We are committed to serving the communities where our Team Members live, work and play, believing that by strengthening our communities and demonstrating our commitment to them, we build relationships with existing and potential customers and with the larger community. We support our communities through a variety of sponsorships and financial contributions to non-profit agencies across our footprint. We also make Team Member involvement in our communities a priority, encourage Team Members to spend time supporting local organizations, and specifically budget funds each year to support local programs. We are proud of the efforts Team Members make to invest their time in their communities, and we appreciate the impact of that investment on the health of our communities and our organization.
●	The Company is committed to the overall wellbeing of our team members. During the COVID-19 pandemic, we worked to implement state and local directives regarding public health, and encouraged Team Members to consider vaccination after visiting with their physicians or health professionals. In addition, we provided additional paid time off for Team Members who had documented their vaccination status. We encouraged department managers to complete work remotely where possible and limit in-person work in office in communities where transmission is elevated, and we have invested in and seen improvement in our team’s ability to work remotely.

Our Board of Directors oversees the affairs of the Company, always focusing on protecting the interests of our shareholders and exercising sound and independent business judgment regarding significant, strategic, and operational issues. The Board also advises senior management and adopts governance principles consistent with the

Company’s mission and vision. Eight of the 11 individuals currently serving on the Board of Directors are considered independent, including all members of the Audit, Compensation, and Nominating Committees. The directors represent a wide-ranging mixture of backgrounds with regard to knowledge, experience, and perspectives.

The Company will continue to reaffirm its role as a responsible corporate citizen, incorporating ESG considerations in various aspects of its business.

PROPOSAL II -- ADVISORY (NON-BINDING)

VOTE ON EXECUTIVE COMPENSATION

We are including in this proxy statement an advisory vote on executive compensation in order to give shareholders an opportunity to indicate whether or not they endorse the compensation paid to our named executive officers, as disclosed in this proxy statement. The proposal will be presented at the annual meeting as a resolution in substantially the following form:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the annual meeting pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

This vote will not be binding on the Company’s Board of Directors. Nor will it affect any compensation previously paid or awarded to any executive. The Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

As disclosed in more detail under “Executive Compensation,” the Compensation Committee has a very deliberate and thoughtful process for establishing a broad-based compensation program for our executives. The overall goal of this compensation program is to help the Company and the Bank attract, motivate, and retain talented and dedicated executives, orient its executives toward the achievement of business goals, and link the compensation of its executives to the Company’s success. Executive compensation determinations are a complex and demanding process. The Compensation Committee exercises great care and discipline in its analysis and decision-making and recognizes our shareholders’ interest in executive compensation practices. The Compensation Committee seeks to establish compensation levels that attract highly effective executives who work well as a team and that are aligned with our corporate values to conduct our business with character, compassion, class, and competitiveness. A primary focus of our compensation program is to compensate actual performance, using realistic objectives while not exposing the Company to imprudent levels of risk.

The Board of Directors believes that our executive compensation program comports with the objectives described above and therefore recommends that shareholders vote “FOR” this proposal.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following Report of the Audit Committee of the Board of Directors shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Southern Missouri Bancorp specifically incorporates this Report therein, and shall not otherwise be deemed filed under such Acts.

The Audit Committee operates under a written charter adopted by the full Board of Directors. In fulfilling its oversight responsibility of reviewing the services performed by Southern Missouri Bancorp’s independent auditors, the Audit Committee, composed of the undersigned directors, each of whom is independent as independence is defined for audit committee members under NASDAQ’s listing standards, carefully reviews the policies and procedures for the engagement of the independent auditors. The Audit Committee also discussed with Southern Missouri Bancorp’s independent auditors the overall scope and plans for the audit. The Audit Committee met with the independent auditors to discuss the results of its audit, the evaluation of Southern Missouri Bancorp’s internal controls, and the overall quality of Southern Missouri Bancorp’s financial reporting.

Prior to engaging the independent registered public accounting firm to render an audit or permissible non-audit service, the Audit Committee specifically approved the engagement of the independent registered public accounting firm to render that service. Accordingly, the Company does not engage the independent registered public accounting firm to render audit or permissible non-audit services pursuant to pre-approval policies or procedures or otherwise, unless the engagement to provide such services has been approved by the Audit Committee in advance. As such, the engagement of FORVIS, LLP to render 100% of the services described in the categories above was approved by the Audit Committee in advance of the rendering of those services. The Audit Committee also reviewed and discussed with FORVIS, LLP the fees paid to the firm. These fees are described under “Independent Registered Public Accounting Firm” below.

Southern Missouri Bancorp’s principal executive officer and principal financial officer reviewed with the Audit Committee the certifications that each such officer made pursuant to the requirements of Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. Management also reviewed with the Audit Committee the policies and procedures it has adopted to ensure the accuracy of such certifications.

With the foregoing as background:

●	The Audit Committee has reviewed and discussed with the Company’s management the Company’s fiscal 2023 audited financial statements;
●	The Audit Committee has discussed with the Company’s independent auditors (FORVIS, LLP) the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC;
●	The Audit Committee has received the written disclosures and letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence; and
●	Based on the review and discussions referred to in the three items above, the Audit Committee recommended to the Board of Directors that the fiscal 2023 audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023.

Charles R. Love

L. Douglas Bagby

Sammy A. Schalk

Rebecca M. Brooks

Dennis C. Robison

David J. Tooley

Todd E. Hensley

David McClain

RELATIONSHIP WITH INDEPENDENT AUDITORS

During the fiscal year ended June 30, 2023, FORVIS, LLP provided various audit, audit-related and non-audit services to the Company as follows: (1) the audit of the Company’s fiscal 2023 annual financial statements and review of financial statements included in the Company’s Quarterly Reports on Form 10-Q during fiscal 2023, and (2) tax services. Our Audit Committee has appointed FORVIS, LLP as the independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending June 30, 2024. In making its determination to appoint FORVIS, LLP as the Company’s independent registered public accounting firm for the 2024 fiscal year, the Audit Committee considered whether the providing of services (and the aggregate fees billed for those services) by FORVIS, LLP, other than audit services, is compatible with maintaining the independence of the outside accountants.

Audit Fees

For the fiscal years ended June 30, 2023 and 2022, FORVIS, LLP provided various audit and audit-related services to the Company. Set forth below are the aggregate fees billed for these services:

(a)	Audit Fees: Aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements: $479,757 – 2023 and $333,958 – 2022. Audit fees consist of fees related to the audit of the Company’s consolidated financial statements and internal control over financial reporting, review of the Company’s Annual Report on Form 10-K and related proxy statement and services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements such as Registration Statements and current reports on Form 8-K.
(b)	Audit Related Fees: Aggregate fees billed for professional services rendered related to audit of the Company’s 401(k) Retirement Plan, work performed in connection with registration statements, and consultation on accounting matters: $26,691 – 2023 and $24,548 – 2022.
(c)	Tax Related Fees: Aggregate fees billed for professional services related to tax compliance, tax advice, and tax planning: $177,005 – 2023 and $125,010 – 2022.

The Audit Committee pre-approves all audit and permissible non-audit services to be provided by the independent auditors and the estimated fees for these services. None of the services provided by FORVIS, LLP described in items (a), (b) and (c) above was approved by the Audit Committee pursuant to a waiver of the pre-approval requirements of the SEC’s rules and regulations. The Audit Committee may establish pre-approval policies and procedures, as permitted by applicable law and SEC regulations and consistent with its charter for the engagement of the independent auditors to render permissible non-audit services to the Company, provided that any pre-approvals delegated to one or more members of the committee are reported to the committee at its next scheduled meeting. At this time, the Audit Committee has not adopted any pre-approval policies.

PROPOSAL III -- RATIFICATION OF THE APPOINTMENT

OF INDEPENDENT AUDITORS

The Audit Committee has appointed FORVIS, LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2024, subject to ratification of the appointment by the Company’s shareholders at the Annual Meeting. A representative of FORVIS, LLP is expected to attend the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

Although not required by the Company’s bylaws or otherwise, the Audit Committee and the Company’s Board of Directors believe it is appropriate, as a matter of good corporate governance, to request that the Company’s shareholders ratify the appointment of FORVIS, LLP as the Company’s independent registered public accounting firm for the 2024 fiscal year. If the appointment of FORVIS, LLP is not ratified by the shareholders, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of FORVIS, LLP.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF FORVIS, LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2024.

FINANCIAL STATEMENTS

Southern Missouri Bancorp’s annual report to shareholders, including financial statements, has been mailed to all shareholders of record as of the close of business on the record date. Any shareholder who has not received a copy of the annual report may obtain a copy by writing to the Secretary of Southern Missouri Bancorp. The annual report is not to be treated as part of the proxy solicitation material or as having been incorporated herein by reference.

SHAREHOLDER PROPOSALS

In order to be eligible for inclusion in Southern Missouri Bancorp’s proxy materials for next year’s annual meeting of shareholders, any shareholder proposal to take action at such meeting must be received at Southern Missouri Bancorp’s main office at 2991 Oak Grove Road, Poplar Bluff, Missouri, no later than May 28, 2024. If, however, the date of the Company’s next annual meeting of shareholders is before September 30, 2024 or after November 29, 2024, any such proposal must be received at the Company’s main office a reasonable time before the Company begins to print and send its proxy materials for that meeting to be eligible for inclusion in those proxy materials. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities and Exchange Act of 1934, as amended.

In addition to the deadline and other requirements referred to above for submitting a shareholder proposal to be included in the Company’s proxy materials for its next annual meeting of shareholders, the Company’s bylaws require a separate notification to be made in order for a shareholder proposal to be eligible for presentation at the meeting, regardless of whether the proposal is included in the Company’s proxy materials for the meeting. In order to be eligible for presentation at the Company’s next annual meeting of shareholders, written notice of a shareholder proposal containing the information specified in Article II, Section 15(a) of the Company’s bylaws must be received by the Secretary of the Company not earlier than the close of business on July 2, 2024 and not later than the close of business on August 1, 2024. If, however, the date of the next annual meeting is before October 10, 2024 or after December 29, 2024, the notice of the shareholder proposal must instead be received by the Company’s Secretary not earlier than the close of business on the 120th calendar day prior to the date of the next annual meeting and not later than the close of business on the later of the 90th calendar day before the date of the next annual meeting or the tenth calendar day following the first to occur of the day on which notice of the date of the next annual meeting is mailed or otherwise transmitted or the day on which public announcement of the date of the next annual meeting is first made by the Company.

Shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees in connection with the Company’s next annual meeting of shareholders must provide notice to the Company that contains the information required by Rule 14a-19(b) under the Securities Exchange Act of 1934, as amended, no later than August 31, 2024. If, however, the date of the Company’s next annual meeting of shareholders is before September 30, 2024 or after November 29, 2024, the notice must be provided by the later of 60 calendar days prior to the date of the annual meeting or the tenth calendar day following the day on which public announcement of the date of the annual meeting is first made by the Company. This notice is in addition to the notice required under Article II, Section 15(b) of the Company’s bylaws for shareholders desiring to submit director nominations, which must contain the information specified in Article II, Section 15(b) and be received by the Secretary of the Company not less than 90 calendar days or more than 120 calendar days prior to the date of the Company’s next annual meeting of shareholders. If, however, less than 100 calendar days’ notice or public announcement of the date of the next annual meeting is given or made to shareholders, notice pursuant to Article II, Section 15(b) must instead be received by the Company’s Secretary by the tenth calendar day following the first to occur of the day on which notice of the date of the next annual meeting is mailed or otherwise transmitted or the day on which public announcement of the date of the next annual meeting is first made by the Company.

OTHER MATTERS

We are not aware of any business to come before the annual meeting other than those matters described in this proxy statement. However, if any other matter should properly come before the meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by October 31, 2022 at 1:00 A.M., local time. Online Go to www.investorvote.com/SMBC or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/SMBC Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q “For” Proposal 3. + 1. Election of Directors for terms to expire in 2025: ForWithhold For Withhold For Withhold 01 - Sammy A. Schalk 02 - Charles R. Love 03 - Daniel L. Jones ForAgainst Abstain ForAgainst Abstain 2. Advisory (non-binding) vote on executive compensation as disclosed in the accompanying proxy statement. 3. Ratification of the appointment of FORVIS, LLP as Southern Missouri Bancorp’s independent auditors for the fiscal year ending June 30, 2023 Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 P C F 03OFVB B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. A Proposals — The Board of Directors recommend a vote “For” all the nominees listed in Proposal 1, a vote “For” Proposal 2 and a vote 2022 Annual Meeting Revocable Proxy Card

2022 Annual Meeting Admission Ticket 2022 Annual Meeting of Southern Missouri Bancorp, Inc. Shareholders October 31, 2022 9:00 am CT 2991 Oak Grove Road Poplar Bluff, MO 63901 Upon arrival, please present this admission ticket and photo identification at the registration desk. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 2022 Annual Meeting of Shareholders Proxy Solicited on behalf of the Board of Directors for Annual Meeting — October 31, 2022 The undersigned hereby revokes all proxies previously given with respect to all shares of common stock $.01 par value per share of Southern Missouri Bancorp, Inc. (the “Company”) which the undersigned is entitled to vote at the Company’s Annual Meeting of Shareholders (the (“Annual Meeting”) to be held on October 31, 2022 at Company’s headquarters, located at 2991 Oak Grove Road, Poplar Bluff, Missouri 63901 at 9:00 a.m. local time, and at any and all adjournments or postponements thereof and appoints L. Douglas Bagby and Greg Steffens (the “proxies”) with full power of substitution, to act as proxies for the undersigned for the purpose of voting all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting, and at any and all adjournments or postponements thereof, as fully and with the same effect as the undersigned might or could do if personally present, as indicated on the reverse side. This proxy may be revoked in the manner described in the Company’s proxy statement for the Annual Meeting. The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of the Notice of Annual Meeting, proxy statement and Annual Report for the fiscal year ended June 30, 2022. Shares represented by this proxy will be voted when properly executed by the Shareholder(s) in the manner directed by such Shareholder(s). If no such directions are indicated, this Proxy will be voted “For” the election of the nominees named in Proposal 1, “For” Proposal 2 and “For” Proposal 3. In their discretion, the members of the Board of Directors of the Company are authorized to vote upon such other business as may properly come before the meeting in their best judgment. (Items to be voted appear on reverse side) Change of Address — Please print new address below. Comments — Please print your comments below. + C Non-Voting Items Revocable Proxy — Southern Missouri Bancorp, Inc. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/SMBC

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by October 30, 2023 at 1:00 A.M., local time. Online Go to www.investorvote.com/SMBC or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/SMBC Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q “For” Proposal 3. + 1. Election of Directors for terms to expire in 2026: For Against Abstain For Against Abstain For Against Abstain 01 - Rebecca M. Brooks 02 - Dennis C. Robison 03 - David J. Tooley 04 - David L. McClain For Against Abstain For Against Abstain 2. Advisory (non-binding) vote on executive compensation as disclosed in the accompanying proxy statement. 3. Ratification of the appointment of FORVIS, LLP as Southern Missouri Bancorp’s Independent auditors for the fiscal year ending June 30, 2024. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 03VMEB B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. A Proposals — The Board of Directors recommend a vote “For” all the nominees listed in Proposal 1, a vote “For” Proposal 2 and a vote 2023 Annual Meeting Revocable Proxy Card

2023 Annual Meeting Admission Ticket 2023 Annual Meeting of Southern Missouri Bancorp, Inc. Shareholders October 30, 2023 9:00 am CT 2991 Oak Grove Road Poplar Bluff, MO 63901 Upon arrival, please present this admission ticket and photo identification at the registration desk. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 2023 Annual Meeting of Shareholders Proxy Solicited on behalf of the Board of Directors for Annual Meeting — October 30, 2023 The undersigned hereby revokes all proxies previously given with respect to all shares of common stock $.01 par value per share of Southern Missouri Bancorp, Inc. (the “Company”) which the undersigned is entitled to vote at the Company’s Annual Meeting of Shareholders (the (“Annual Meeting”) to be held on October 30, 2023 at Company’s headquarters, located at 2991 Oak Grove Road, Poplar Bluff, Missouri 63901 at 9:00 a.m. local time, and at any and all adjournments or postponements thereof and appoints L. Douglas Bagby and Greg Steffens (the “proxies”) with full power of substitution, to act as proxies for the undersigned for the purpose of voting all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting, and at any and all adjournments or postponements thereof, as fully and with the same effect as the undersigned might or could do if personally present, as indicated on the reverse side. This proxy may be revoked in the manner described in the Company’s proxy statement for the Annual Meeting. The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of the Notice of Annual Meeting, proxy statement and Annual Report for the fiscal year ended June 30, 2023. Shares represented by this proxy will be voted when properly executed by the Shareholder(s) in the manner directed by such Shareholder(s). If no such directions are indicated, this Proxy will be voted “For” the election of the nominees named in Proposal 1, “For” Proposal 2 and “For” Proposal 3. In their discretion, the members of the Board of Directors of the Company are authorized to vote upon such other business as may properly come before the meeting in their best judgment. (Items to be voted appear on reverse side) Change of Address — Please print new address below. Comments — Please print your comments below. + C Non-Voting Items Revocable Proxy — Southern Missouri Bancorp, Inc. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/SMBC